As filed with the Securities and Exchange Commission on April 27, 2004,
                                                  Registration No. 333-_________


                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.


                                    FORM S-8

                             REGISTRATION STATEMENT

                                      under

                           THE SECURITIES ACT OF 1933


                          PCS RESEARCH TECHNOLOGY, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                 Delaware                                33-0856651
         ------------------------                   -------------------
          (State or other juris-                      (I.R.S. Employer
         diction of organization)                   Identification No.)


            3655 Nobel Drive, Suite 540, San Diego, California 92122
            --------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)


                                 2001 Stock Plan
                            ------------------------
                            (Full title of the plan)


                               Brian M. Overstreet
                      President and Chief Executive Officer
                           3655 Nobel Drive, Suite 540
                           San Diego, California 92122
                     ---------------------------------------
                     (Name and address of agent for service)


                                 (858) 623-1600
          -------------------------------------------------------------
          (Telephone number, including area code, of agent for service)


                                                              continued overleaf

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
                                                    Proposed
Title of                           Proposed         maximum
securities         Amount          maximum          aggregate       Amount of
registration       to be           offering price   offering        registration
to be registered   registered(1)   per Share        price           fee
----------------   -------------   --------------   -------------   ------------

Common Stock       4,000,000(2)        $.27(3)      $1,080,000(3)     $ 136.84


---------------

(1) In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended ("Securities Act"), this registration statement also covers an indeterminate number of shares as may be required by reason of any stock dividend, recapitalization, stock split, reorganization, merger, consolidation, combination or exchange of shares or other similar change affecting the stock.

(2) Includes 4,000,000 shares of Common Stock reserved under the 2001 Stock Plan, as amended.

(3) Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rule 457(c) under the Securities Act of 1933 based upon the closing price of the shares of Common Stock on April 26, 2004 of $.27 reported on the OTC Bulletin Board.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents By Reference
------

         The following document, as filed with the Securities and Exchange Commission by PCS Research Technology, Inc., a Delaware corporation (the "Corporation"), are incorporated herein by reference:

         (1) Annual Report on Form 10-KSB for the year ended December 31, 2003; and

         (2) All other reports filed pursuant to Sections 13(a) or 15(d) or the Securities Exchange Act of 1934 (the "1934 Act") since the end of the fiscal year covered by the annual report referred to in (1) above; and

         (3) The description of the Common Stock, par value $.0001 per share ("Common Stock"), of the Corporation contained in the Corporation's registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         All documents filed by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment which indicate that all securities offered have been sold or which registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.


Item 4.  Description of Securities
------

         Not Applicable.


Item 5.  Interests of Named Experts and Counsel
------

         The validity of the securities offered hereby has been passed upon for the Corporation by Brown Rudnick Berlack Israels LLP, 120 West 45th Street, NY, NY 10036.

Item 6.  Indemnification of Directors and Officers
------

         Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification in which the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

         Article 54 of the Corporation's By-laws states as follows:

         54. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, as follows:

         (a)  If the action, suit or proceeding is not by or in the right of the
              Corporation:

              (1) against expenses (including attorneyst fees) actually and reasonably incurred by him in connection therewith to the extent that he has been successful on the merits or otherwise in defense of such action, suit or proceeding, or of any claim, issue or matter therein; and

              (2) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection therewith if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself; create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful;

         (b)  if the action, suit or proceeding is by or in the right of the
              Corporation:

              (1) against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith to the extent that he has been successful on the merits or otherwise in defense of such action, suit or proceeding, or of any claim, issue or matter therein; and

              (2) against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense of settlement thereof if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation for negligence or misconduct in the performance of his duty to the Corporation, unless and only to the extent that the Court of Chancery of the State of Delaware or the Court in which such action, suit or proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity.


Item 7.  Exemption from Registration Claimed
------

         Not Applicable.


Item 8.  Exhibits
------

         The following is a complete list of exhibits filed as a part of this registration statement:

Exhibit No.       Document
-----------       --------

5.1               Opinion of Brown Rudnick Berlack Israels LLP.

10.1              2001 Stock Plan, as amended.

23.1              Consent of Berlack, Israels & Liberman LLP
                  (included in Exhibit 5.1).

23.2              Consent of Peterson & Co., LLP

23.3              Consent of Grant Thornton, LLP


Item 9.  Undertakings
------

A.   The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof; and;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable, In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

     Pursuant to the requirement of the Securities Act of 1933, as amended, the Registrant, certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on the 27th day of April, 2004.

                                     PCS RESEARCH TECHNOLOGY, INC.


                                     By: /s/ BRIAN M. OVERSTREET
                                         ---------------------------------------
                                         Brian M. Overstreet
                                         President, Principal Accounting Officer
                                         & CEO


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or Amendments thereto has been signed below by the following persons in the capacities and on the dates indicated.

Signature                   Title                                 Date
---------                   -----                                 ----


/s/ BRIAN M. OVERSTREET     President, Principal                  April 27, 2004
-----------------------     Accounting Officer,
Brian M. Overstreet         Director & CEO


/s/ ROBERT F. KYLE          Vice President, Secretary,            April 27, 2004
-----------------------     General Counsel and Director
Robert F. Kyle


/s/ WILLIAM J. JACKSON      Director                              April 27, 2004
-----------------------
William J. Jackson

                          PCS RESEARCH TECHNOLOGY, INC.

                                    EXHIBITS

                                       TO

                       REGISTRATION STATEMENT ON FORM S-8

                                INDEX TO EXHIBITS
                                -----------------

Exhibit No.       Document
-----------       --------

5.1               Opinion of Brown Rudnick Berlack Israels LLP.

10.1              2001 Stock Plan, as amended.

23.1              Consent of Berlack, Israels & Liberman LLP
                  (included in Exhibit 5.1).

23.2              Consent of Peterson & Co., LLP

23.3              Consent of Grant Thornton, LLP